As filed with the Securities and Exchange Commission on July 30, 1999
                                                      Registration No. 333-66035
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                ----------------

                                Sequa Corporation
             (Exact name of registrant as specified in its charter)
           Delaware                                     13-1885030
(State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                   Identification No.)
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                               Norman E. Alexander
                Chairman of the Board and Chief Executive Officer
                                Sequa Corporation
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                    Copy to:

                              W. Leslie Duffy, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                                ----------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-66035

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-66035) of Sequa Corporation ("the Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of amending Item 16, Exhibit 5, previously filed with the Registration Statement and, accordingly, shall become effective upon filing with the Securities and Exchange Commission.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.  Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index on Pages E-1 of this Registration Statement, which Index is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sequa Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, New York on the 30th day of July, 1999.

                                  SEQUA CORPORATION
                                     (Registrant)


                                  By:  /s/  Stuart Z. Krinsly
                                       ---------------------------------------
                                       Name: Stuart Z. Krinsly
                                       Title: Senior Executive Vice President,
                                                General Counsel and Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature                                      Title                                             Date

                                               Chairman of the Board and Chief
/s/  Norman E. Alexander*                      Executive Officer                                 July 30, 1999
-----------------------------------------
Norman E. Alexander

                                               President, Chief Operating
/s/  John J. Quicke*                           Officer and Director                              July 30, 1999
-----------------------------------------
John J. Quicke
                                               Senior Executive Vice
/s/  Stuart Z. Krinsly                         President, General Counsel and                    July 30, 1999
-----------------------------------------      Director
Stuart Z. Krinsly

                                               Vice President and Controller
/s/  William P. Ksiazek*                       (Acting Principal Financial                       July 30, 1999
-----------------------------------------      Officer and Principal
William P. Ksiazek                             Accounting Officer)


/s/  Leon D. Black*                            Director                                          July 30, 1999
-----------------------------------------
Leon D. Black

/s/  Alvin Dworman*                            Director                                          July 30, 1999
-----------------------------------------
Alvin Dworman

/s/  David S. Gottesman*                       Director                                          July 30, 1999
-----------------------------------------
David S. Gottesman


                                      II-2

/s/  Donald D. Kummerfeld*                     Director                                          July 30, 1999
-----------------------------------------
Donald D. Kummerfeld

/s/  Richard S. LeFrak*                        Director                                          July 30, 1999
-----------------------------------------
Richard S. LeFrak

/s/  Michael I. Sovern*                        Director                                          July 30, 1999
-----------------------------------------
Michael I. Sovern

/s/  Fred R. Sullivan*                         Director                                          July 30, 1999
-----------------------------------------
Fred R. Sullivan

/s/  Gerald Tsai, Jr.*                         Director                                          July 30, 1999
-----------------------------------------
Gerald Tsai, Jr.


*By:
/s/  Stuart Z. Krinsly                                                                           July 30, 1999
-----------------------------------------
Stuart Z. Krinsly

               Attorney-in-Fact


                                INDEX TO EXHIBITS



Exhibit
Number                    Exhibit

1          --  Standard Purchase Agreement*
4(a)       --  Form of Indenture for Debt Securities*
4(b)       --  Form of Securities Resolution*
5          --  Opinion of Cahill Gordon & Reindel
12         --  Computation of Ratio of Earnings to Fixed Charges*
23(a)      --  Consent of Cahill Gordon & Reindel (contained in Exhibit 5)*
23(b)      --  Consent of Arthur Andersen LLP*
24         --  Power of Attorney (set forth on the signature page of this
               Registration Statement)*
25         --  Statement of Eligibility of Trustee regarding Form of
               Indenture of Debt Securities*

----------

*    Previously filed.



                                      E-1